                                 Form U-13-60
                    Mutual and Subsidiary Service Companies


                                 ANNUAL REPORT

                                For the Period

            Beginning January 1, 1998 and Ending December 31, 1998



                                    TO THE

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                                      OF

                       CONECTIV RESOURCE PARTNERS, INC.

                         A Subsidiary Service Company




                   Date of Incorporation:  January 16, 1998

   State or Sovereign Power under which Incorporated or Organized:  Delaware


         Location of Principal Executive Offices of Reporting Company:

                                800 King Street
                             Wilmington, DE  19899


   Name, title, and address of officer to whom correspondence concerning the report should be addressed:

                          James P. Lavin, Controller
                            Accounting and Finance
                                800 King Street
                             Wilmington, DE  19899


        Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                                   Conectiv

                     INSTRUCTIONS FOR USE OF FORM U-13-60


     1. TIME OF FILING. Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

     2. NUMBER OF COPIES. Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

     3. PERIOD COVERED BY REPORT. The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

     4. REPORT FORMAT. Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

     5. MONEY AMOUNTS DISPLAYED. All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01(c)).

     6. DEFICITS DISPLAYED. Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes.
              (Regulation S-X, Section 210.3-01 (c) ).

     7. MAJOR AMENDMENTS OR CORRECTIONS. Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

     8. DEFINITIONS. Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

     9. ORGANIZATION CHART. The service company shall submit with each annual report a copy of its current organization chart.

     10. METHODS OF ALLOCATION. The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

     11. ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED. The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

     12. ELECTRONIC FILERS. Electronic filers are subject to Regulation S-T and the EDGAR Filer Manual. Any rule or instruction therein shall be controlling unless otherwise specifically provided in rules or instructions pertaining to the submission format documents.

              Data that appears in tabular or columnar format shall be marked as prescribed in the EDGAR Filer Manual.

              Signatures shall be in typed form rather than manual format. See rule 13 of Regulation S-T.

LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNT

                                                                         Schedule or              Page
Description of Schedules and Accounts                                  Account Number            Number
COMPARATIVE BALANCE SHEET                                              Schedule          I       4-5

      Service Company Property                                         Schedule          II      6-7
      Accumulated Provision for Depreciation and
        Amortization of Service Company Property                       Schedule          III     8
      Investments                                                      Schedule          IV      9
      Accounts Receivable from Associate Companies                     Schedule          V       10
      Fuel Stock Expenses Undistributed                                Schedule          VI      11
      Stores Expense Undistributed                                     Schedule          VII     12
      Miscellaneous Current and Accrued Assets                         Schedule          VIII    13
      Miscellaneous Deferred Debits                                    Schedule          IX      14
      Research, Development, or Demonstration
        Expenditures                                                   Schedule          X       15
      Proprietary Capital                                              Schedule          XI      16
      Long-Term Debt                                                   Schedule          XII     17
      Current and Accrued Liabilities                                  Schedule          XIII    18
      Notes to Financial Statements                                    Schedule          XIV     19-20

COMPARATIVE STATEMENT OF INCOME                                        Schedule          XV      21

      Analysis of Billing - Associate Companies                        Account           457     22
      Analysis of Billing - Non associate Companies                    Account           458     23
      Analysis of Charges for Service - Associate
        and Non associate Companies                                    Schedule          XVI     24
      Schedule of Expense by Department or
        Service Function                                               Schedule          XVII    25-27
      Departmental Analysis of Salaries                                Account           920     28-29
      Outside Services Employed                                        Account           923     30-32
      Employee Pensions and Benefits                                   Account           926     33
      General Advertising Expenses                                     Account           930.1   34
      Miscellaneous General Expenses                                   Account           930.2   35-36
      Rents                                                            Account           931     37
      Taxes Other Than Income Taxes                                    Account           408     38
      Donations                                                        Account           426.1   39
      Other Deductions                                                 Account           426.5   40
      Notes to Statement of Income                                     Schedule          XVIII   41

      LISTING OF INSTRUCTIONAL FILING REQUIREMENTS

      Description of Reports or Statements

      ORGANIZATION CHART                                                                         42

      METHODS OF ALLOCATION                                                                      43-49

      ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED                                 50

      SIGNATURE                                                                                  51

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                    SCHEDULE I - COMPARATIVE BALANCE SHEET

              Give balance sheet of the Company as of December 31
                         of the current and prior year

                                                                                    As of
Account                    Assets and Other Debits                               December 31
                                                                           Current            Prior
                                                                            1998              1997
                                                                               (In Thousands)
          SERVICE COMPANY PROPERTY
  101     Service Company Property (Schedule II)                          $    11,774    $       -
  107     Construction work in progress (Schedule II)                             379            -
                                                                         ---------------------------
               Total Property                                             $    12,153    $       -
                                                                         ---------------------------

  108     Less accumulated provision for depreciation and amortization of service company property
          (Schedule III)                                                  $       611    $       -
                                                                         ---------------------------
               Net Service Company Property                               $    11,542    $       -
                                                                         ---------------------------

          INVESTMENTS
  121     Nonutility Property                                             $    5,796     $       -
  123     Investments in associate companies (Schedule IV)                         -             -
  124     Other investments (Schedule IV)                                          -             -
                                                                         ---------------------------
               Total Investments                                          $    5,796     $       -
                                                                         ---------------------------

          CURRENT AND ACCRUED ASSETS
  131     Cash                                                            $        1     $       -
  134     Special deposits                                                         -             -
  135     Working funds                                                           87             -
  136     Temporary cash investments (Schedule IV)                                 -             -
  141     Notes receivable                                                         -             -
  143     Accounts receivable                                                      -             -
  144     Accumulated provision for uncollectible accounts                         -             -
  146     Accounts receivable from associate companies
          (Schedule V and XIV)                                                34,486             -
  152     Fuel stock expenses undistributed (Schedule VIII)                        -             -
  154     Materials and supplies                                                   -             -
  163     Stores expense undistributed (Schedule VII)                              -             -
  165     Prepayments                                                            930             -
  174     Miscellaneous current and accrued assets                                 -             -
                                                                         ---------------------------
               Total Current and Accrued Assets                           $   35,504     $       -
                                                                         ---------------------------

          DEFERRED DEBITS
  181     Unamortized debt expense                                        $        -     $       -
  183     Preliminary Survey and Investigation                                    22             -
  184     Clearing accounts                                                      127             -
  186     Miscellaneous deferred debits (Schedule IX)                              7             -
  188     Research, development, or demonstration                                                -
          expenditures (Schedule X)                                                -             -
  190     Accumulated deferred income taxes                                        -             -
                                                                         ---------------------------
               Total Deferred Debits                                      $      156     $       -
                                                                         ---------------------------
               TOTAL ASSETS AND OTHER DEBITS                              $   52,998     $       -
                                                                         ===========================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                    SCHEDULE I - COMPARATIVE BALANCE SHEET

                                                                                      As of
Account                    Liabilities and Proprietary Capital                     December 31
                                                                           Current               Prior
                                                                            1998                 1997
                                                                                  (In Thousands)
          PROPRIETARY CAPITAL
  201     Common stock issued (Schedule XI)                           $       1               $         -
  211     Miscellaneous paid-in-capital (Schedule XI)                         -                         -
  215     Appropriated retained earnings (Schedule XI)                        -                         -
  216     Unappropriated retained earnings (Schedule XI)                    (26)                        -
                                                                      ------------------------------------
               Total Proprietary Capital                              $     (25)              $         -
                                                                      ------------------------------------

          LONG - TERM DEBT
  223     Advances from associate companies                           $       -               $         -
  224     Other long-term debt (Schedule XII)                                 -                         -
  225     Unamortized premium on long-term debt                               -                         -
  226     Unamortized discount on long-term debt                              -                         -
                                                                      ------------------------------------
               Total Long - Term Debt                                 $       -               $         -
                                                                      ------------------------------------

          CURRENT AND ACCRUED LIABILITIES
  184     Clearing accounts                                           $       7               $         -
  231     Notes payable                                                       -                         -
  232     Accounts payable                                                7,487                         -
  233     Notes payable to associate companies
          (Schedule XIII and XIV)                                        37,327                         -
  234     Accounts payable to associate companies
          (Schedule XIII and XIV)                                             -                         -
  236     Taxes accrued                                                  (1,123)                        -
  237     Interest accrued                                                   94                         -
  238     Dividends declared                                                  -                         -
  241     Tax collections payable                                         1,323                         -
  242     Miscellaneous current and accrued liabilities                                                 -
          (Schedule XIII)                                                 6,560                         -
                                                                      ------------------------------------
               Total Current and Accrued Liabilities                  $  51,675               $         -
                                                                      ------------------------------------

          DEFERRED CREDITS
  253     Other deferred credits                                      $       3               $         -
  255     Accumulated deferred investment tax credits                         -                         -
                                                                      ------------------------------------
               Total Deferred Credits                                 $       3               $         -
                                                                      ------------------------------------
          ACCUMULATED DEFERRED INCOME TAXES
  282     Accumulated deferred income taxes-Other Property            $       -               $         -
  283     Accumulated deferred income taxes-Other                         1,345                         -
                                                                      ------------------------------------
               Total Accumulated Deferred Income Taxes                $   1,345               $         -
                                                                      ------------------------------------
               TOTAL LIABILITIES AND PROPRIETARY CAPITAL              $  52,998               $         -
                                                                      ====================================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                    SCHEDULE II - SERVICE COMPANY PROPERTY

                                        Balance At                          Retirements                          Balance At
                                         Beginning                              or               Other             Close
                 Description              of Year          Additions           Sales          Changes (1)         of Year

SERVICE COMPANY
PROPERTY
Account
    301     Organization                     $    -           $      -            $    -           $    -          $      -
    303     Miscellaneous
            Intangible Plant                      -              8,250                                                8,250
    304     Land and Land
            Rights                                -                  -                 -                -                 -
    305     Structures and
            Improvements                          -                  -                 -                -                 -
    306     Leasehold
            Improvements                          -                  -                 -                -                 -
    307     Equipment(2)                          -              3,524                                                3,524
    308     Office Furniture
            and Equipment                         -                  -                 -                -                 -
    309     Automobiles,
            Other Vehicles
            and Related Garage
            Equipment                             -                  -                 -                -                 -
    310     Aircraft and Airport
            Equipment                             -                  -                 -                -                 -
    311     Other Service
            Company Property(3)                   -                  -                 -                -                 -
                                        -----------------------------------------------------------------------------------

            SUBTOTAL                         $    -           $ 11,774            $    -           $    -          $ 11,774

    107     Construction Work in
            Progress (4)                          -                379                 -                -               379
                                        -----------------------------------------------------------------------------------
            TOTAL                            $    -           $ 12,153            $    -           $    -          $ 12,153
                                        ===================================================================================

(1) Provide an explanation of those changes considered material:

    Not Applicable

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                                (In Thousands)

                            SCHEDULE II - CONTINUED

(2) Sub accounts are required for each class of equipment owned. The service company shall provide a listing by sub account of equipment additions during the year and the balance at the close of the year:

                                                                                                    Balance At
                                                                                                     Close of
           Subaccount Description                                                  Additions            Year
           Computer Hardware                                                        $ 3,524           $ 3,524
           Computer Software                                                              -                 -
           Typewriters, Calculators, Copiers, & Duplicating                               -                 -
           Office Services Printing and Stationary Equipment                              -                 -
                                                                                  ---------------------------
           TOTAL                                                                    $ 3,524           $ 3,524
                                                                                  ===========================

(3) Describe Other Service Company Property:

           Not Applicable


(4) Describe Construction Work in Progress:

           Asset Under Construction                      Capitalized Date        Value          Description
           ------------------------                      ----------------        -----          -----------
           Telephony                                         9/30/98               $352         IS costs - Customer Service

           Technical Revenue Management                     12/31/98                 15         IS costs - Customer information
                                                                                                system conversion

           Technical Measurement Field                       9/30/98                 12         IS costs - Billing/Meter reading

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                                 SCHEDULE III

                  ACCUMULATED PROVISION FOR DEPRECIATION AND
                   AMORTIZATION OF SERVICE COMPANY PROPERTY

                                        Balance At         Additions                              Other           Balance At
                                         Beginning        Charged to                           Changes Add           Close
                  Description             of Year        Account 403        Retirements        (Deduct) (1)         of Year
Account
    301      Organization                 $    -            $    -            $    -              $    -            $    -
    303      Miscellaneous
             Intangible Plant                  -               441                 -                   -               441
    304      Land and Land
             Rights                            -                 -                 -                   -                 -
    305      Structures and
             Improvements                      -                 -                 -                   -                 -
    306      Leasehold
             Improvements                      -                 -                 -                   -                 -
    307      Equipment                         -               170                 -                   -               170
    308      Office Furniture
             and Equipment                     -                 -                 -                   -                 -
    309      Automobiles,
             Other Vehicles
             and Related Garage
             Equipment                         -                 -                 -                   -                 -
    310      Aircraft and Airport
             Equipment                         -                 -                 -                   -                 -
    311      Other Service
             Company Property                  -                 -                 -                   -                 -
                                      -------------------------------------------------------------------------------------
             TOTAL                        $    -            $  611            $    -              $    -            $  611
                                      =====================================================================================

             (1) Provide an explanation of those changes considered material:

             NOT APPLICABLE

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                           SCHEDULE IV - INVESTMENTS

INSTRUCTIONS: Complete the following schedule concerning investments.

           Under Account 124, "Other Investments", state each investment separately, with description, including the name of the issuing company, number of shares or principal amount, etc.

           Under Account 136, "Temporary Cash Investments", list each investment separately.

                                                                                                Balance At        Balance At
                                                                                                Beginning            Close
                 Description                                                                     of Year            of Year
           Account 123 - Investment in Associate Companies                                       $       -         $       -

           Account 124 - Other Investments                                                               -                 -

           Account 136 - Temporary Cash Investments                                                      -                 -
                                                                                                 -----------------------------
                                   TOTAL                                                         $       -         $       -
                                                                                                 =============================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

           SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

INSTRUCTIONS:  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                                         Balance At        Balance At
                                                                         Beginning            Close
                 Description                                              of Year            of Year
Account 146 - Accounts Receivable from Associate
              Companies

           Christiana Capital Management                                  $      -          $       122

           DCI I, Inc.                                                           -                   34

           Conectiv Operating Services Company                                   -                   29

           DCTC-Burney, Inc.                                                     -                    0

           Delmarva Power & Light Co.                                            -               12,001

           Atlantic City Electric Co.                                            -                8,771

           Delmarva Capital Investments                                          -                   40

           Conectiv Supply, Inc.                                                 -                  198

           Atlantic Energy Enterprises, Inc.                                     -                  451

           Enertech Capital Partners, LP                                         -                   18

           Delmarva Services Company                                             -                    8

           Power Consulting Group, Inc.                                          -                  182

           Conectiv Solutions LLC                                                -                7,200

           Conectiv Communications, Inc.                                         -                3,835

           Conectiv Services, Inc.                                               -                1,643

           Petron Oil Corporation                                                -                   26

           Conectiv Plumbing, LLC                                                -                   48

           Conectiv Holding Company                                              -                 (120)

                                                                      ---------------------------------
                TOTAL RECEIVABLES                                         $      -          $    34,486
                                                                      =================================

                                                                                                Total
                                                                                               Payments
Analysis of Convenience or Accommodation Payments:
                                                                                            $         -




                                                                                            -----------
           TOTAL PAYMENTS                                                                   $         -
                                                                                            ============

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                SCHEDULE VI - FUEL STOCK EXPENSE UNDISTRIBUTED

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "summary" listed below give an overall report of the fuel functions performed by the service company.



                 Description                           Labor   Expenses   Total
                 -----------                           -----   --------   ------


Account 152 - Fuel Stock Expenses Undistributed      $    -   $       -  $    -
                                                   -----------------------------

     TOTAL                                           $    -   $       -  $    -
                                                   =============================



Summary:

     Not Applicable

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                  SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.


                 Description                      Labor       Expenses    Total
                 ------------                     -----       --------    -----
Account 163 - Stores Expense Undistributed        $    -       $     -   $    -
                                              ------------------------------------

           TOTAL                                  $    -       $     -   $    -
                                              ====================================


              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

           SCHEDULE VIII - MISCELLANEOUS CURRENT AND ACCRUED ASSETS

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                 Balance At        Balance At
                                                Beginning            Close
                 Description                     of Year            of Year
                 -----------

Account 174 - Miscellaneous Current and         $          -      $         -
              Accrued Assets                   -------------------------------

           TOTAL                                $          -      $         -
                                               ===============================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                  SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS


INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped by class, showing the number of items in each class.

                                                                           Balance At      Balance At
                                                                            Beginning        Close
                 Description                                                of Year         of Year
                 -----------
Account 186 - Miscellaneous Deferred Debits

           Suspense-Procurement                                             $       -      $    9
           Exp in connection with Mgmt Life Insurance Program               $       -      $   (2)
                                                                            -----------------------
           TOTAL                                                            $               $    7
                                                                            =======================

               ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS,INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                                  SCHEDULE X
              RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.


                 Description                                  Amount
                 -----------                                  ------

Account 188 - RESEARCH, DEVELOPMENT,
              OR DEMONSTRATION EXPENDITURES                  $    -


           TOTAL                                             $    -
                                                             ========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                       SCHEDULE XI - PROPRIETARY CAPITAL

                                                                                                    Outstanding
                                               Number of             Par or Stated                Close of Period
  Account                                        Shares                  Value               No. of              Total
  Number           Class of Stock              Authorized              Per Share             Shares             Amount
   201         Common Stock Issued                  1,000           $        1.00              1,000             $  1,000


INSTRUCTIONS:  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.

                    Description                                                              Amount
Account 211 - Miscellaneous Paid-In Capital                                               $         -

Account 215 - Appropriated Retained Earnings                                                        -
                                                                                         -------------
               TOTAL                                                                      $         -
                                                                                         =============

INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.


                                                Balance At             Net Income                              Balance At
                                                Beginning                 or                Dividends            Close
                    Description                  of Year                (Loss)                Paid              of Year
Account 216 - Unappropriated
              Retained Earnings              $          -            $       (26)          $        -          $     (26)
                                            ----------------------------------------------------------------------------

               TOTAL                         $          -            $       (26)          $        -          $     (26)
                                           =============================================================================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                                (IN THOUSANDS)


                         SCHEDULE XII - LONG-TERM DEBT


INSTRUCTIONS:  Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other Long-Term Debt provide the name of the creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

              Terms of Oblig         Date                                     Balance At                                 Balance At
              Class & Series          of         Interest      Amount         Beginning                    Deductions      Close
               of Obligation       Maturity        Rate       Amortized        of Year       Additions        (1)         of Year

Account 223 - Advances from                                                   $       -                                  $        -

              Associate Companies:

Account 224 - Other Long-Term Debt                                                    -                                           -


      TOTAL                                                                   $       -                                  $        -


(1) Give an explanation of deductions:
        Not Applicable

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES

INSTRUCTIONS: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                                                   Balance At       Balance At
                                                                                    Beginning          Close
                 Description                                                          of Year         of Year
                 ----------
Account 233 - Notes Payable to Associate Companies
        Conectiv Money Pool                                                        $        -           $ 12,327
        Conectiv Holding Company                                                            -             25,000
                                                                                   -----------------------------

        TOTAL                                                                      $        -           $ 37,327
                                                                                   =============================

Account 234 - Accounts Payable to Associate Companies                              $        -           $      -

                                                                                   -----------------------------
        TOTAL                                                                      $        -           $      -
                                                                                   =============================

Account 242 - Miscellaneous Current and Accrued Liabilities

        General Liability Insurance                                                $        -           $    314
        Life Insurance                                                                      -                120
        Deferred Compensation                                                               -              5,834
        Deferred Savings and Thrift                                                         -                292
                                                                                   -----------------------------
        TOTAL                                                                      $        -           $  6,560
                                                                                   =============================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                 SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS



INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


1.    Service Company Property and Non-Utility Property

            Service Company property and non-utility property are stated at original cost, including property additions. Capitalized interest is included in the original cost and represents the cost of borrowed and equity funds used to finance construction of new facilities. The annual provision for depreciation on service company and non-utility property is computed on the straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, including removal costs less salvage and other recoveries.

2.    Income Taxes

            CRP, as a subsidiary of Conectiv, is included in the consolidated federal income tax return of Conectiv. Income taxes are allocated to CRP based upon its taxable income or loss, determined on a separate return basis. The financial statements include two categories of income taxes-current and deferred. Current income taxes represent CRP's share of amounts of tax expected to be reported on Conectiv's federal and state income tax returns. Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statements and tax bases of existing assets and liabilities and are measured using presently enacted tax rates. Deferred income tax expense represents the net change during the reporting period in the net deferred tax liability.

3.    Pension and Other Postretirement  Benefits

            CRP employees are covered by the Conectiv pension plan which as of December 31, 1998 had a projected benefit obligation of $748.7 million and trust fund assets with a fair value of $951.5 million, resulting in an over-funded status of $202.8 million of which $16.1 million was reflected on Conectiv's Consolidated December 31, 1998 Balance Sheet. During 1998, CRP was billed by associated Conectiv subsidiaries for $6.1 million for pension service and interest costs, net of expected return on assets.

            CRP employees are covered by Conectiv's other postretirement benefit plans which as of December 31, 1998 had a projected benefit obligation of $232.4 million and trust fund assets with a fair value of $95.1 million, resulting in an under-funded status of $137.2 million of which $102.3 million was reflected on Conectiv's Consolidated December 31, 1998 Balance Sheet. During 1998, CRP was billed by associated Conectiv subsidiaries for $3.0 million for other postretirement service and interest costs; net of expected return on assets.

            Effective January 1, 1999, Conectiv adopted a "cash balance" pension plan. Conectiv will make contributions, which vary based on a covered employee's age and years of service, to individual employee accounts provided for under the plan. The "cash balance" of each employee's account increases based on Conectiv's contributions and interest income credited to the accounts.

            Conectiv also maintains 401(k) savings plans for covered employees, including employees of CRP. Conectiv contributes to the plan, in the form of Conectiv stock, at varying levels up to $0.50 for each dollar contributed by employees, for up to 6% of employee base pay. The amount expensed by CRP for Conectiv's matching contributions was $0.2 million in 1998.

4.    Rents

            CRP leases office buildings and business equipment from associate companies. These leases are accounted for as operating leases.


5.    Money Pool

            The Money Pool exists to permit affiliate companies to borrow excess cash from other affiliate companies. Conectiv Resource Partners, Inc. serves as the Administrator for the System Money Pool.

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                (IN THOUSANDS)

                 SCHEDULE XV - COMPARATIVE STATEMENT OF INCOME

                                                                   Current                  Prior
                                                                     Year                    Year
Account                      Description                             1998                    1997
         INCOME

     457 Services rendered to associate companies                 $  136,562               $      -
     458 Services rendered to nonassociate companies                                              -
     421 Miscellaneous income or loss                                                             -
                                                                  ---------------------------------
              TOTAL INCOME                                        $  136,562               $      -
                                                                  =================================

         EXPENSE

912-13   Marketing & Advertising                                  $      273               $      -
  920    Salaries and wages                                           46,578                      -
  921    Office Supplies and expenses                                  8,157                      -
  922    Administrative expenses transferred-credit                        -                      -
  923    Outside services employed                                    28,803                      -
  924    Property insurance                                                -                      -
  925    Injuries and damages                                            574                      -
  926    Employee pensions and benefits                               18,608                      -
  928    Regulatory commission expense                                     -                      -
  929    Duplicate charges-credit                                       (246)                     -
 930.1   General advertising expense                                     755                      -
 930.2   Miscellaneous general expenses                               18,114                      -
  931    Rents                                                        13,517                      -
  932    Maintenance of structures and equipment                           -                      -
  403    Depreciation and amortization expense                           611                      -
  408    Taxes other than income taxes                                    14                      -
  409    Income taxes                                                 (1,319)                     -
  410    Provision for deferred income taxes                           1,345                      -
  411    Provision for deferred income taxes-credit                        -                      -
 411.5   Investment tax credit                                             -                      -
 426.1   Donations                                                        49                      -
 426.5   Other deductions                                                  -                      -
  427    Interest on long-term debt                                        -                      -
  430    Interest on debt to associate companies                         755                      -
  431    Other interest expense                                            -                      -
                                                                  ---------------------------------
              TOTAL EXPENSES                                         136,588               $      -
                                                                  ---------------------------------

              NET INCOME OR (LOSS)                                       (26)              $      -
                                                                 ==================================

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                              ANALYSIS OF BILLING

                       ASSOCIATE COMPANIES - ACCOUNT 457


                                                     Direct        Indirect        Compensation       Total
                                                     Costs          Costs            For Use         Amount
         Name of Associate Company                  Charged        Charged          of Capital       Billed
                                                     457-1          457-2             457-3
Delmarva Power & Light Company                      $ 7,751        $ 56,681         $   405         $ 64,837
Atlantic City Electric Company                        3,689          31,578             264           35,531
Delmarva Capital Investments                             94             173               1              268
Conectiv Supply, Inc.                                    13               -               -               13
Petron Oil                                               67               -               -               67
Atlantic Energy Enterprises, Inc.                         1           1,314              10            1,325
Delmarva Services Company                                 2              34               1               37
Conectiv Services, Inc.                               1,715           7,678              26            9,419
Power Consulting Group, Inc.                            918               -               -              918
Conectiv Plumbing LLC                                   274               -               -              274
Conectiv Solutions LLC                                2,580           4,354              12            6,946
Conectiv Communications, Inc.                         8,800           7,267              36           16,103
Conectiv Holding Company, Inc.                            -             824               -              824
                                                    -------        --------         -------         --------
TOTAL                                               $25,904        $109,903         $   755         $136,562
                                                    =======        ========         =======         ========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                              ANALYSIS OF BILLING

                     NONASSOCIATE COMPANIES - ACCOUNT 458

                                           Direct        Indirect        Compensation                  Excess        Total
                                            Costs          Costs            For Use       Total          or         Amount
    Name of Nonassociate Company           Charged        Charged         of Capital      Cost       Deficiency     Billed
                                            458-1          458-2             458-3                     458-4
TOTAL                                      $     -       $      -         $       -       $   -      $       -      $     -
                                           =======       ========         ==========      =====      =========      =======

INSTRUCTION: Provide a brief description of the services rendered to each nonassociate company.

              NOT APPLICABLE

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                                (In Thousands)

                SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICES

                     ASSOCIATE AND NONASSOCIATE COMPANIES


                                           Associate                      Nonassociate                    Total Charges
                                        Company Charges                  Company Charges                   for Service
                                 Direct    Indirect              Direct     Indirect               Direct   Indirect
        Description of Items     Costs       Costs        Total  Costs       Costs       Total     Costs     Costs     Total
912-13  Marketing & Advertising $     -    $    273    $    273  $     -   $      -       $   -    $     - $    273      $    273
 920    Salaries and wages       16,320      30,258      46,578        -          -           -     16,320   30,258        46,578
 921    Office Supplies and
        expenses                  5,699       2,458       8,157        -          -           -      5,699    2,458         8,157
 922    Administrative expenses
        transferred-credit            -           -           -        -          -           -          -        -             -
 923    Outside services
        employed                      -      28,803      28,803        -          -           -          -   28,803        28,803
 924    Property insurance            -           -           -        -          -           -          -        -             -
 925    Injuries and damages          -         574         574        -          -           -          -      574           574
 926    Employee pensions and
        benefits                  3,627      14,981      18,608        -          -           -      3,627   14,981        18,608
 928    Regulatory commission
        expense                       -           -           -        -          -           -          -        -             -
 929    Duplicate charges-credit      -        (246)       (246)       -          -           -          -     (246)         (246)
930.1   General advertising
        expense                       -         755         755        -          -           -          -      755           755
930.2   Miscellaneous general
        expenses                    259      17,855      18,114        -          -           -        259   17,855        18,114
 931    Rents                         -      13,517      13,517        -          -           -          -   13,517        13,517
 932    Maintenance of
        structures and equipment      -           -           -        -          -           -          -        -             -
 403    Depreciation and
        amortization expense          -         611         611        -          -           -          -      611           611
 408    Taxes other than income
        taxes                         -          14          14        -          -           -          -       14            14
 409    Income taxes                  -      (1,345)      1,345        -          -           -          -   (1,345)       (1,345)
 410    Provision for deferred
        income taxes                  -       1,345       1,345        -          -           -          -    1,345         1,345
 411    Provision for deferred
        income taxes-credit           -           -           -        -          -           -          -        -             -
411.5   Investment tax credit         -           -           -        -          -           -          -        -             -
426.1   Donations                     -          49          49        -          -           -          -       49            49
426.5   Other deductions              -           -           -        -          -           -          -        -             -
 427    Interest on long-term
        debt                          -           -           -        -          -           -          -        -             -
 431    Other interest expense        -           -           -        -          -           -          -        -             -
                                -------------------------------------------------------------------------------------------------

          TOTAL EXPENSES        $25,904    $109,903    $135,807  $     -   $      -       $   -    $25,904 $109,903      $135,807
                                =================================================================================================

Compensation for Use of Equity
 Capital
 430    Interest on debt to
        associate companies                            $    755  $     -   $      -       $   -    $     - $    755      $    755
                                                       --------------------------------------------------------------------------

          TOTAL COST OF SERVICES                       $136,562  $     -   $      -       $   -    $25,904 $110,658      $136,562
                                                       ==========================================================================

INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

              ANNUAL REPORT OF: Conectiv Resource Partners, Inc.

                     For the Year Ended December 31, 1998
                                (In Thousands)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION

                                                                 Total                 Executive     Environmental     Corporate
     Description of Items                                        Amount    Overhead    Management      & Safety      Communications
 912-13   Marketing & Advertising                            $     273     $      -        $    -     $          -     $          6
  920     Salaries and wages                                    46,578        1,566           763              791              320
  921     Office Supplies and expenses                           8,157            -            44               67              134
  922     Administrative expenses transferred-credit                 -            -             -                -                -
  923     Outside services employed                             28,803           80           249              236            1,032
  924     Property insurance                                         -            -             -                -                -
  925     Injuries and damages                                     574            -             -                -                -
  926     Employee pensions and benefits                        18,608       18,571             -                -                -
  928     Regulatory commission expense                              -            -             -                -                -
  929     Duplicate Charges-credit                                (246)           -             -                -                -
 930.1    General advertising expense                              755            -             -                -              635
 930.2    Miscellaneous general expenses                        18,114          378           804              346            1,742
  931     Rents                                                 13,517            -             -                1                4
  932     Maintenance of structures and equipment                    -            -             -                -                -
  403     Depreciation and amortization expense                    611            -             -                -                -
  408     Taxes other than income taxes                             14            2             -                -                -
  409     Income taxes                                          (1,319)      (1,319)            -                -                -
  410     Provision for deferred income taxes                    1,345        1,345             -                -                -
  411     Provision for deferred income taxes-credit                 -            -             -                -                -
 411.5    Investment tax credit                                      -            -             -                -                -
 426.1    Donations                                                 49            -             -                3               17
 426.5    Other deductions                                           -            -             -                -                -
  427     Interest on long-term debt                                 -            -             -                -                -
  430     Interest on debt to associate companies                  755          743             -                -                -
  431     Other interest expense                                     -            -             -                -                -
                                                          --------------------------------------------------------------------------
              TOTAL EXPENSES                                 $ 136,588     $ 21,366        $1,860     $      1,444     $      3,890
                                                          ==========================================================================

                                                                 SAP        Information                     Customer     Corporate
    Description of Items                                       Services      Services       Marketing       Service      Secretary
912-13   Marketing & Advertising                               $     -      $       -       $     180       $      1     $       -
 920     Salaries and wages                                        707          3,916             639          2,170            89
 921     Office Supplies and expenses                              341          3,004              75            174            45
 922     Administrative expenses transferred-credit
 923     Outside services employed                               1,600          8,359           3,688            999           132
 924     Property insurance                                          -              -               -              -             -
 925     Injuries and damages                                        -              -               -              -             -
 926     Employee pensions and benefits                              -              -               -              -             -
 928     Regulatory commission expense                               -              -               -              -             -
 929     Duplicate Charges-credit                                    -            (39)              -            (87)            -
930.1    General advertising expense                                 -             10              26              -             -
930.2    Miscellaneous general expenses                            195          2,157             (55)           500           160
 931     Rents                                                   1,853          6,603              51              -             -
 932     Maintenance of structures and equipment                     -              -               -              -             -
 403     Depreciation and amortization expense                       -            136               -            102             -
 408     Taxes other than income taxes                               -              -               -              -             -
 409     Income taxes                                                -              -               -              -             -
 410     Provision for deferred income taxes                         -              -               -              -             -
 411     Provision for deferred income taxes-credit                  -              -               -              -             -
411.5    Investment tax credit                                       -              -               -              -             -
426.1    Donations                                                   -              -               -              -             -
426.5    Other deductions                                            -              -               -              -             -
 427     Interest on long-term debt                                  -              -               -              -             -
 430     Interest on debt to associate companies                     -              -               -              -             -
 431     Other interest expense                                      -              -               -              -             -
                                                         --------------------------------------------------------------------------
              TOTAL EXPENSES                                   $ 4,696      $  24,146       $   4,604       $  3,859     $     426
                                                         ==========================================================================

                 ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS,

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION


                                                Internal                Human                                CFO &
             Description of Items                 Audit    Legal     Resources     Controller   Planning    Finance     Tax
  912-13  Marketing & Advertising                  $  -        0        $   15         $    -     $    -      $   -     $  -
     920  Salaries and wages                        194      524         2,159          1,626        356        459      262
     921  Office Supplies and expenses               13       80           247             65         18         32       37
     922  Administrative expenses transferred-
          credit
     923  Outside services employed                  43       66         3,985            439        999        219      426
     924  Property insurance
     925  Injuries and damages
     926  Employee pensions and benefits                                    30
     928  Regulatory commission expense
     929  Duplicate Charges-credit                                         (10)
   930.1  General advertising expense                                       90
   930.2  Miscellaneous general expenses             13     (382)        2,786            914        161       (110)      38
     931  Rents                                                            237            215
     932  Maintenance of structures and
          equipment
     403  Depreciation and amortization
          expense
     408  Taxes other than income taxes                                      7                                             1
     409  Income taxes
     410  Provision for deferred income
          taxes
     411  Provision for deferred income
          taxes-credit
   411.5  Investment tax credit
   426.1  Donations                                                                                               1
   426.5  Other deductions
     427  Interest on long-term debt
     430  Interest on debt to associate
          companies
     431  Other interest expense
                                             --------------------------------------------------------------------------------------
                    TOTAL EXPENSES                 $263    $ 288        $9,546         $3,259     $1,534       $601     $764
                                             ======================================================================================



                                                       Risk &
             Description of Items                  Insurance    Treasury    Regulatory
  912-13  Marketing & Advertising                       $  -      $    3          $  -
     920  Salaries and wages                             239         622           801
     921  Office Supplies and expenses                    10          91            28
     922  Administrative expenses transferred-
          credit
     923  Outside services employed                       10         652             4
     924  Property insurance
     925  Injuries and damages                           574
     926  Employee pensions and benefits
     928  Regulatory commission expense
     929  Duplicate Charges-credit
   930.1  General advertising expense                      2
   930.2  Miscellaneous general expenses                   1       1,184             3
     931  Rents
     932  Maintenance of structures and
          equipment
     403  Depreciation and amortization
          expense
     408  Taxes other than income taxes                                2
     409  Income taxes
     410  Provision for deferred income
          taxes
     411  Provision for deferred income
          taxes-credit
   411.5  Investment tax credit
   426.1  Donations
   426.5  Other deductions
     427  Interest on long-term debt
     430  Interest on debt to associate
          companies                                                   12
     431  Other interest expense
                                          ----------------------------------------------------------
                    TOTAL EXPENSES                      $836      $2,566          $836
                                          ==========================================================

                      ANNUAL REPORT OF: Conectiv Resource Partners, Inc.


                     For the Year Ended December 31, 1998
                                (In Thousands)

              SCHEDULE XVII - SCHEDULE OF EXPENSE DISTIBUTION BY

                        DEPARTMENT OR SERVICE FUNCTION


                                                     Procurement         Facility         Real           Vehicle
Description of Items                               & Supply Chain        Services        Estate         Management        Security
912-13   Marketing & Advertising                         $    -          $    -           $  -               $  -           $  -
 920     Salaries and wages                                 829             185            196                148             69
 921     Office Supplies and expenses                        47              11              5                  2              3
 922     Administrative expenses transferred-credit           -               -              -                  -              -
 923     Outside services employed                          129               6              1                (14)           105
 924     Property insurance                                   -               -              -                  -              -
 925     Injuries and damages                                 -               -              -                  -              -
 926     Employee pensions and benefits                       -               -              -                  -              -
 928     Regulatory commission expense                        -               -              -                  -              -
 929     Duplicate Charges-credit                            (3)              -              -                  -              -
930.1    General advertising expense                          -               -              -                  -              -
930.2    Miscellaneous general expenses                     220              27            221                  8            270
 931     Rents                                                -           4,161              -                  -              -
 932     Maintenance of structures and equipment              -               -              -                  -              -
 403     Depreciation and amortization expense                -               -              -                  -              -
 408     Taxes other than income taxes                        -               -              -                  -              -
 409     Income taxes                                         -               -              -                  -              -
 410     Provision for deferred income taxes                  -               -              -                  -              -
 411     Provision for deferred income taxes-credit           -               -              -                  -              -
411.5    Investment tax credit                                -               -              -                  -              -
426.1    Donations                                            -               -              -                  -              -
426.5    Other deductions                                     -               -              -                  -              -
 427     Interest on long-term debt                           -               -              -                  -              -
 430     Interest on debt to associate companies              -               -              -                  -              -
 431     Other interest expense                               -               -              -                  -              -
                                                   --------------------------------------------------------------------------------
               TOTAL EXPENSES                            $1,222          $4,390           $423               $144           $447
                                                   ================================================================================

                                                     Document            Delivery         Supply         Enterprises
Description of Items                                 Services            Services        Services          Service
912-13   Marketing & Advertising                         $    -         $     -         $   43            $    25
 920     Salaries and wages                                 336           6,842          6,865             12,905
 921     Office Supplies and expenses                     1,827             319            459                979
 922     Administrative expenses transferred-credit           -               -              -                  -
 923     Outside services employed                          689           2,027          1,113              1,529
 924     Property insurance                                   -               -              -                  -
 925     Injuries and damages                                 -               -              -                  -
 926     Employee pensions and benefits                       -               7              -                  -
 928     Regulatory commission expense                        -               -              -                  -
 929     Duplicate Charges-credit                             -               -           (107)                 -
930.1    General advertising expense                          -               -              3                (11)
930.2    Miscellaneous general expenses                     938           3,466          1,247                882
 931     Rents                                              141             233             18                  -
 932     Maintenance of structures and equipment              -               -              -                  -
 403     Depreciation and amortization expense                -             373              -                  -
 408     Taxes other than income taxes                        -               2              -                  -
 409     Income taxes                                         -               -              -                  -
 410     Provision for deferred income taxes                  -               -              -                  -
 411     Provision for deferred income taxes-credit           -               -              -                  -
411.5    Investment tax credit                                -               -              -                  -
426.1    Donations                                            -               -              -                 28
426.5    Other deductions                                     -               -              -                  -
 427     Interest on long-term debt                           -               -              -                  -
 430     Interest on debt to associate companies              -               -              -                  -
 431     Other interest expense                               -               -              -                  -
                                                        ------------------------------------------------------------
               TOTAL EXPENSES                            $3,931         $13,269         $9,641            $16,337
                                                        ============================================================

                                DELMARVA POWER

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)

                DEPARTMENTAL ANALYSIS OF SALARIES - ACCOUNT 920

                                                     Departmental Salary Expense                            Number of
   Name of Department                                Included in Amounts Billed to                          Personnel
Indicate each department                Total           Parent            Other               Non             End of
or service function.                    Amount          Company         Associates         Associates          Year
Executive Management                    $   763        $     56          $     707          $       -              4

Environmental & Safety                      791               -                791                  -             24

Corporate Communications                    320               -                320                  -             13

SAP Applications                            707               -                707                  -             23

Information Systems                       3,916               -              3,916                  -            117

Marketing                                   639               -                639                  -             24

Customer Services                         2,170               -              2,170                  -            295

Corporate Secretary                          89               -                 89                  -              2

Internal Audit                              194               -                194                  -              6

Legal                                       524              52                472                  -             17

Human Resources                           2,159               -              2,159                  -             68

Controller                                1,626              12              1,614                  -             67

Planning                                    356               -                356                  -             14

Finance                                     459               9                450                  -              5

Tax                                         262               -                262                  -              9

Risk & Insurance                            239               -                239                  -             11

Treasury                                    622              33                589                  -             19

Regulatory                                  801               -                801                  -             24

Procurement & Supply Chain                  829               -                829                  -             27

Facility Services                           185               -                185                  -              7

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)

          DEPARTMENTAL ANALYSIS OF SALARIES - ACCOUNT 920 (CONTINUED)

                                                      Departmental Salary Expense                         Number of
   Name of Department                                 Included in Amounts Billed to                       Personnel
Indicate each department                Total           Parent            Other             Non             End of
or service function.                    Amount          Company         Associates       Associates          Year
Real Estate                             $    196           $   -          $    196           $    -               6

Vehicle Management                           148               -               148                -               5

Security                                      69               -                69                -               2

Document Services                            336               -               336                -              16

Delivery Shared Services                   6,842               -             6,842                -             204

Supply Shared Services                     6,865               -             6,865                -             156

Enterprises Shared Services               12,905               -            12,905                -             233

Corporate                                  1,566               -             1,566                -               -
                                       ---------          ------         ---------          -------       ---------
                                        $ 46,578           $ 162          $ 46,416           $    -           1,398
                                       =========          ======         =========          =======       =========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                    FOR THE YEAR ENDED DECEMBER 31, 1998
                              (IN THOUSANDS)

                   OUTSIDE SERVICES EMPLOYED - ACCOUNT 923

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subaccount for each type of service.

                                                                                                  Relationship
                                                                                                  "A"=Associate
                 From Whom Purchased                           Description                    "NA" =Nonassociate     Amount
Temporary Services:
      MAXIM GROUP                               Information Technology Temp Consulting               NA                   $102
      RHI CONSULTING                            Temporary Employment Services                        NA                    147
      MANPOWER TEMPORARY SERVICES               Temporary Employment Services                        NA                    424
      THE CALDWELL GROUP                        Temporary Employment Services                        NA                    444
      MISCELLANEOUS                             Temporary Employment Services                                              306
      (37 ITEMS LESS THAN $100,000)                                                                                   --------

                          TOTAL                                                                                         $1,423
                                                                                                                      --------

Market Research Services:
      EXECUTIVE SOLUTIONS INC                   Market Research Consultants                          NA                   $161
      MARKET STRATEGIES INC                     Market Research Consultants                          NA                    184
      MISCELLANEOUS                             Market Research Consultants                          NA                     13
      (3 ITEMS LESS THAN $100,000)                                                                                    --------

                          TOTAL                                                                                           $358
                                                                                                                      --------
Maintenance Services:
      FORTE SYSTEMS, INC.                       Computer Consultants/Services                        NA                 $1,685
      DECISIONONE                               Computer Consultants/Services                        NA                  1,192
      SUN MICROSYSTEMS INC                      Computer Consultants/Services                        NA                    377
      XEROX BUSINESS SERVICES                   Copier Services                                      NA                    243
      IBM CORPORATION                           Computer Consultants/Services                        NA                    166
      WILTEL                                    Telecommunications Services                          NA                    164
      DORSET PROFESSIONAL SERVICES INC          Computer Consultants/Services                        NA                    134
      CABLETRON SYSTEMS, INC.                   Computer Consultants/Services                        NA                    116
      MISCELLANEOUS                             Computer Consultants/Services                        NA                    404
      (36 ITEMS LESS THAN $100,000)                                                                                   --------

                          TOTAL                                                                                         $4,481
                                                                                                                      --------
Legal Services:
      THE WALLACE LAW REGISTRY                  Legal Temporary Services                             NA                   $125
      MISCELLANEOUS                             Legal Services                                       NA                    116
      (9 ITEMS LESS THAN $100,000)                                                                                    --------
                          TOTAL                                                                                           $241
                                                                                                                      --------

Internet Services:
      TM GROUP                                  Internet Services                                    NA                   $148
      VIRTU INC                                 Internet Services                                    NA                    143
                                                                                                                      --------

                                   TOTAL                                                                                  $291
                                                                                                                      --------

                       ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)

              OUTSIDE SERVICES EMPLOYED - ACCOUNT 923 (CONTINUED)

                                                                                                        Relationship
                                                                                                       "A"=Associate
From Whom Purchased                                                   Description                    "NA"=Nonassociate       Amount
Audit Services:
      PRICEWATERHOUSECOOPERS LLP                       Audit Services                                       NA               $   421


                                                                                                                             -------

                          TOTAL                                                                                              $   421

                                                                                                                             -------


Advertising Services:
      GILLESPIE INC                                    Advertising Services                                 NA               $ 2,367

      MISCELLANEOUS                                    Advertising Services                                 NA                   186
      (6 ITEMS LESS THAN $100,000)
                                                                                                                             -------

                          TOTAL                                                                                              $ 2,553

                                                                                                                             -------

Competitive Intelligence Services:
      MISCELLANEOUS                                    Competitive Intelligence Services                    NA               $    48
      (10 ITEMS LESS THAN $100,000)
                                                                                                                             -------

                          TOTAL                                                                                              $    48

                                                                                                                             -------


Training Services:
      MISCELLANEOUS                                    Training Services                                    NA               $   161
      (10 ITEMS LESS THAN $100,000)
                                                                                                                             -------

                                TOTAL                                                                                        $   161

                                                                                                                             -------

Other Services:
      EDIS COMPANY                                     Consulting Services                                  NA               $ 3,482

      DELOITTE & TOUCHE LLP                            Computer Consulting Services                         NA                 1,216

      STRATEGIC DECISIONS GROUP                        Consulting Services                                  NA                 1,029

      WATSON WYATT & COMPANY                           Human Resources, Comp & Benefits                     NA                   933

      DMR CONSULTING                                   Consulting Services                                  NA                   899

      LOCHRIDGE & COMPANY                              Market Research Services                             NA                   750

      TECHNOLOGY SOLUTIONS COMPANY                     Computer Consulting Services                         NA                   689

      FLK CONSULTING SERVICES                          Consulting Services                                  NA                   609

      TOWERS PERRIN                                    Actuarial Services                                   NA                   551

      INFO SYSTEMS INC                                 Computer Consulting Services                         NA                   408

      TRICOMM SERVICES CORPORATION                     Consulting Services                                  NA                   356

      CAREER CONCEPTS, INC.                            Employment Placement Services                        NA                   308

      SCOTT, MADDEN & ASSOC INC                        Consulting Services                                  NA                   304

      THE CENTRELL GROUP                               Consulting Services                                  NA                   284

      GROUP I SOFTWARE                                 Computer Consulting Services                         NA                   277

      RENAISSANCE WORLDWIDE CONSULTING                 Consulting Services                                  NA                   274

      ERNST & YOUNG LLP                                Management Consulting Services                       NA                   274

      RHM ASSOCIATES                                   Consulting Services                                  NA                   252

      INTERACTIVE INTELLIGENCE INC                     Computer Consulting Services                         NA                   229

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)

              OUTSIDE SERVICES EMPLOYED - ACCOUNT 923 (CONTINUED)


                                                                                                       Relationship
                                                                                                       "A"=Associate
From Whom Purchased                                                   Description                    "NA"=Nonassociate        Amount

      COMDISCO DISASTER RECOVERY                       Disaster Recovery Services                           NA                   227

      DORSET PROFESSIONAL SERVICES INC                 Consulting Services                                  NA                   224

      THE BANK OF NEW YORK                             Treasury Services                                    NA                   210

      EPRI NDE CENTER                                  Consulting Services                                  NA                   209

      HITACHI DATA SYSTEMS                             Computer Consulting Services                         NA                   207

      CAREWISE INC                                     Human Resources Wellness Services                    NA                   198

      NEW ENERGY ASSOCIATES LLC                        Consulting Services                                  NA                   192

      MAR-KAL PRODUCTS CORPORATION                     Operations Consulting Services                       NA                   189

      COMPUTER AID, INC.                               Computer Consulting Services                         NA                   185

      BROOKS COURIER SERVICE INC                       Courier Services                                     NA                   185

      JASON ROBERTS ASSOCIATES LTD                     Professional Staffing Services                       NA                   185

      UTILITY SYSTEMS SOLUTIONS                        Operations Consulting Services                       NA                   174

      BEECHTREE ASSOCIATES, INC.                       Consulting Services                                  NA                   169

      DAVIES CONSULTING, INC.                          Management Consulting Services                       NA                   165

      AMHERST CONSULTING GROUP                         Management Consulting Services                       NA                   163

      FUTURTECH CONSULTING INC                         Computer Consulting Services                         NA                   155

      TRANSACTION INFORMATION SYSTEMS INC              Computer Consulting Services                         NA                   153

      SAP AMERICA INC                                  Computer Consulting Services                         NA                   142

      EXECUTIVE REGISTER INC                           Professional Staffing Services                       NA                   138

      OPEN TEXT INC                                    Computer Consulting Services                         NA                   134

      KEANE INC                                        Computer Consulting Services                         NA                   129

      OSI SOFTWARE, INC.                               Computer Consulting Services                         NA                   122

      PROTECTION TECHNOLOGY, INC.                      Computer Consulting Services                         NA                   117

      HILLMAN & KERSEY                                 Consulting Services                                  NA                   116

      NUCLEUS CORPORATION                              Consulting Services                                  NA                   106

      KORN/FERRY INTERNATIONAL                         Human Resources Services                             NA                   106

      BERENSON MINELLA                                 Consulting Services                                  NA                   102

      ACSYS-PHILADELPHIA                               Consulting Services                                  NA                   102

      JOSEPH A DAVIS CONSULTANTS INC                   Management Consulting Services                       NA                   100

      MISCELLANEOUS                                                                                         NA                 1,098
     (541 ITEMS LESS THAN $100,000)
                                                                                                                             -------

                          TOTAL                                                                                              $18,826

                                                                                                                             -------

      GRAND TOTAL                                                                                                            $28,803

                                                                                                                             =======

                ANNUAL REPORT OF:  CONECTIV RESOURCES PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                 EMPLOYEE PENSIONS AND BENEFITS - ACCOUNT 926

INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.


              Description                                             Amount

         Pension                                                      $ 6,750

         Medical                                                        5,492

         OPEB expenses                                                  2,991

         Life insurance                                                   546

         Dental                                                           469

         Vision                                                           232

         Savings & Thrift                                                 220

         Payroll tax expenses                                           2,488

         Child care                                                        45

         Employee Association                                              34

         Employee deductions                                             (369)

         Other                                                           (290)
                                                                      --------

                               TOTAL                                  $18,608
                                                                      ========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                 GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1

INSTRUCTIONS: Provide a listing of the amount included in Account 930.1,
              "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.



                 Description             Name of Payee              Amount
     Ad Agency Fees                    Gillespie, Inc.              $  450
     Yellow Pages Advertising          Bell Atlantic                   121
     TV Advertising                    W.B. Donner & Co.                26
     Newspaper Advertising             Alstin Advertising               86
     TV Advertising                    Executive Solutions              27
     Internet Advertising              Virtu Inc                        23
     Newspaper Advertising             Thomas Rose Advertising          18
     Miscellaneous                                                       4
                                                                    ------
     TOTAL                                                          $  755
                                                                    ======

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                MISCELLANEOUS GENERAL EXPENSES - ACCOUNT 930.2

INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
              "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
              Section 321(b) (2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. Section 441 (b)
              (2)) shall be separately classified.

          Description                                                  Amount

     Material expenses                                                 $ 993
     Sponsorships/Associations                                            45
     Utilities expense                                                   193
     Training expenses                                                    68
     Rebates expense                                                       6
     Relocation costs                                                     79
     Logo items                                                           19
     Employee survey costs                                                20
     Management Consultant fees                                           59
     Database subscriptions                                               11
     Employee physicals                                                   16
     Market research                                                     195
     Software                                                             59
     System maintenance                                                   88


     Transition expenses* :
          System Operations                                              388
          Maintenance                                                  1,190
          Engineering                                                    107
          Asset Management                                               880
          Delivery Services                                              739
          Treasury                                                       550
          Planning                                                       160
          SAP Support                                                    542
          Investor Relations                                             587
          Executive Management                                           790
          General Services                                               668
          Real Estate                                                    219
          Security                                                       269
          Financial Services                                             975
          HR Training                                                    111
          HR Other                                                     2,127
          Legal                                                         (394)
          Internal Audit                                                  14
          Corporate Services                                             137
          Enterprise IT Operations                                       382
          Marketing                                                       44
          Corporate Communications                                       949
          Branding                                                       740
          Environmental                                                  158

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

          MISCELLANEOUS GENERAL EXPENSES - ACCOUNT 930.2 (CONTINUED)


               Description                                             Amount

          Safety                                                          146
          Merchant                                                        950
          Supply Executive                                                258
          Enterprise Call Center                                          (97)
          Production Support                                              147
          Enterprise Finance                                              187
          Document Services                                               335
          Customer Service                                                666
          Information Systems                                             642

     Other Miscellaneous expenses                                         697
                                                                    ---------
                                                                      $18,114
                                                                    =========




* Represent expenses from April-June when Conectiv Resource Partners, Inc. was operating as a service company, with minimal detail in accounting records. These costs are grouped by service area, but make up various types of expenses and cross-charges.

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                              RENTS - ACCOUNT 931

INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the definition of the Uniform System of Accounts.



               Type of Property                                        Amount

          Office Rents                                               $  4,225

          Office Equipment - Computer                                   9,129

          Miscellaneous Rents                                             163


           TOTAL                                                     $ 13,517
                                                                    =========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                  TAXES OTHER THAN INCOME TAXES - ACCOUNT 408

INSTRUCTIONS:  Provide an analysis of Account 408, "Taxes Other Than Income
               Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.


                    Kind of Tax                                      Amount

     (1)  Other Than U.S. Government Taxes

          City of Wilmington                                       $      11

          State of Delaware                                                2

          Other Miscellaneous Taxes                                        1
                                                                   ---------
                              SUBTOTAL                             $      14
                                                                   ---------

     (2)  U.S. Government Taxes
                                                                   $       -
                                                                   ---------
                              SUBTOTAL                             $       -
                                                                   ---------
                              TOTAL                                $      14
                                                                   =========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                           DONATIONS - ACCOUNT 426.1

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


                    Name of Recipient                       Purpose of Donation                Amount
          International Championship                    Community Welfare                   $       29

          Coalition to Preserve Nature                  Community Welfare                           15

          Other Miscellaneous Donations                 Community Welfare                           5
                                                                                           ----------
                                       TOTAL                                               $       49
                                                                                           ==========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                       OTHER DEDUCTIONS - ACCOUNT 426.5


INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5, "Other
               Deductions", classifying such expenses according to their nature.



                    Description            Name of Payee              Amount

                                                                  $         -




           TOTAL                                                  $         -
                                                                  ===========

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (In Thousands)

                 SCHEDULE XVIII - NOTES TO STATEMENT OF INCOME

INSTRUCTIONS: The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.



         See Notes to Financial Statements, Schedule XIV, pages 19-20

                       CONECTIV RESOURCE PARTNERS, INC.

                          CURRENT ORGANIZATION CHART




                              Howard E. Cosgrove
                           Chairman, President & CEO

                               Barbara S. Graham
                          Senior Vice President & CFO

                                Thomas S. Shaw
                           Executive Vice President

                                Barry R. Elson
                           Executive Vice President

                               Robert L. Aveyard
                                Vice President

                                Donald E. Cain
                                Vice President

                                 John W. Land
                                Vice President

                                Lonnie C. Scott
                                Vice President

                               Louis M. Walters
                        Treasurer & Assistant Secretary

                               Moira K. Donoghue
                                   Secretary

                                Carol C. Conrad
                              Assistant Secretary

                                James P. Lavin
                                  Controller

                        CONECTIV RESOURCE PARTNERS, INC

                         CURRENT METHODS OF ALLOCATION


Described below are the methods used to allocate costs of the Service Company to Client Companies which cannot practicably be direct charged.


      Service Department
         or Function                           Basis of Allocation *
         -----------                           ---------------------

Executive Management                           Blended ratio

Procurement                                    Material stock expense ratio

Vehicle Resource Management                    Vehicle $ ratio

Building Services                              Square footage ratio for office
                                               space and non-office space

General Services                               Employee ratio

Real Estate                                    Real estate investment ratio

Security                                       Labor $ ratio

Insurance Administration                       Blended ratio

Claims Administration                          Historical claims ratio

Regulatory Affairs                             Utility asset cost ratio

Property insurance and
miscellaneous insurance
coverage                                       Asset cost ratio

General liability insurance                    Labor $ ratio

Directors and Officers insurance               Asset cost ratio

Nuclear insurance                              Nuclear installed capacity ratio

* Definitions of ratios follows Methods of Allocation pages

                        CONECTIV RESOURCE PARTNERS, INC

      Service Department
         or Function                           Basis of Allocation
         -----------                           -------------------

Cost of Benefits                               Employee ratio

Compensation and Benefits Services             Employee ratio

Personnel, Employment and Staffing             Employee ratio

Employee/Labor Relations                       Employee ratio

Training and Management Development            Employee ratio

Performance Improvement                        Employee ratio

Organizational Development                     Employee ratio

Legal Services                                 Actual legal direct labor charges
                                               of prior year

Audit Services                                 O&M ratio

Management of Customer Care                    Number of customers ratio

Special Billing                                Number of special bills ratio

Regulated Sales and Marketing Services         Number of Utility customers ratio

Competitive Sales and Marketing                Revenue ratio

Voice Service                                  Telephone ratio

Solutions Management                           End user ratio

Information and Data Management                Data storage ratio

Operations Management                          CPU time ratio

Help Desk                                      End user ratio

Desktop Support                                End user ratio

Network Support                                End user ratio

Consulting Services                            Blended ratio

General Management and Administration          Blended ratio

                        CONECTIV RESOURCE PARTNERS, INC

          Service Department
             or Function                         Basis of Allocation
             -----------                         -------------------

      Governmental Affairs                       Employee ratio

      Communications                             O&M ratio

      General Corporate Advertising/Branding     O&M ratio

      Environmental                              Blended ratio

      Safety                                     Blended ratio

      Delivery Services                          T&D O&M ratio

      System Operations Services                 Kwh Output ratio

      Maintenance Services                       Kwh Output ratio

      Other Delivery Services                    T&D O&M ratio

      Energy Supply Management
      and Administration                         Kwh generated ratio

      Merchant Functions                         Merchant cost ratio

      Supply Engineering and Support             Kwh generated ratio

      Enterprise Business Group Call Center      Number of call center
                                                 representative ratio

      Accounts Payable Accounting Services       Number of checks issued ratio

      Payroll Accounting Services                Number of employees paid ratio

      Asset and Project Accounting Services      Asset system cost ratio

      Enterprise Business Group Financial        Number of financial analysts
      Analysis Services                          ratio

      All Other Financial Services               O&M ratio

           DEFINITION OF SERVICE COMPANY CURRENT ALLOCATION METHODS


     Ratio Title                           Ratio Description
     -----------                           -----------------


     Employee Ratio                        A ratio the numerator of which is the
                                           number of employees of a Client
                                           Company, the denominator of which is
                                           the number of employees in all Client
                                           Companies using the service. This
                                           ratio will be calculated quarterly.

     Square Footage Ratio

      office space                         A ratio the numerator of which is the
                                           number of square feet of office space
                                           occupied by a Client Company, the
                                           denominator of which is the total
                                           number of square feet of office space
                                           occupied by all Client Companies
                                           using the service.

     non-office space                      A ratio the numerator of which is the
                                           number of square feet of non-office
                                           space occupied by a Client Company,
                                           the denominator of which is the total
                                           number of square feet of non-office
                                           space occupied by all Client
                                           Companies using the service.

     Telephone Ratio                       A ratio the numerator of which is the
                                           number of telephones used by a Client
                                           Company, the denominator of which is
                                           the number of telephones used by all
                                           Client Companies using the service.

     CPU Time Ratio                        A ratio the numerator of which is the
                                           number of hours of CPU time used for
                                           a particular system application, the
                                           demominator of which is the total
                                           number of CPU hours used by all
                                           companies. Costs are allocated to
                                           Orders based on this ratio. That cost
                                           is then either included in the cost
                                           of other Service Company services or
                                           directly routed to the appropriate
                                           Client Company.

     End User Ratio                        A ratio the numerator of which is the
                                           number of users of computer systems
                                           within a Client Company, the
                                           denominator of which is the total
                                           number of users of computer systems
                                           within all Client Companies using the
                                           service.

     Labor $ Ratio                         A ratio the numerator of which is the
                                           amount of labor $ of a Client
                                           Company, the denominator of which is
                                           total labor $ for all Client
                                           Companies using the service. This
                                           ratio will be calculated monthly.

     Historical Claims Ratio               A ratio the numerator of which is the
                                           total claims expense of a Client
                                           Company, the denominator of which is
                                           the total claims expense for all
                                           Client Companies using the service.

     O&M Ratio                             A ratio the numerator of which is the
                                           total direct (i.e., excludes charges
                                           allocated by the Service Company)
                                           operations and maintenance expense,
                                           excluding depreciation and fuel
                                           costs, of a Client Company, the
                                           denominator of which is total direct
                                           operations and maintenance expense,
                                           excluding depreciation and fuel
                                           costs, of all Client Companies using
                                           the service.

     Revenue Ratio                         A ratio the numerator of which is the
                                           total revenues of a Client Company,
                                           the denominator of which is the total
                                           number of customers for all the
                                           Client Companies using the service.

     Number of Customers Ratio             A ratio the numerator of which is
                                           number of customers served by a
                                           Client Company, the denominator of
                                           which is the total number of
                                           customers for all Client Companies
                                           using the service.

     Number of Utility Customers Ratio     A ratio the numerator of which is
                                           number of utility customers served by
                                           a Client Company, the denominator of
                                           which is the total number of utility
                                           customers for all Client Companies
                                           using the service.

     Nuclear Installed Capacity Ratio      A ratio the numerator of which is the
                                           nuclear facility installed capacity
                                           of a Client Company, the denominator
                                           of which is the total nuclear
                                           facility installed capacity of all
                                           Client Companies using the service.

     Materials Stock Expense Ratio         A ratio the numerator of which is the
                                           materials stock expense of a Client
                                           Company, the denominator of which is
                                           the total materials stock expense of
                                           all Client Companies using the
                                           service.

     Real Estate Investment                A ratio the numerator of which is the
                                           cost of real estate leases and land
                                           and buildings owned by a Client
                                           Company, the denominator of which is
                                           the total cost of real estate leases
                                           and land and buildings for all Client
                                           Companies using the service.

     Number of Special Bills Ratio         A ratio the numerator of which is the
                                           number of special bills issued for a
                                           Client Company, the denominator of
                                           which is the total number of special
                                           bills issued for all Client
                                           Companies.

     Utility Asset Cost Ratio              A ratio the numerator of which is the
                                           total cost of utility assets in a
                                           Client Company, the denominator of
                                           which is the total costs of utility
                                           assets for all Client Companies using
                                           the service.

T&D O&M Ratio                      A ratio the numerator of which is the total
                                   direct (i.e., excludes charges allocated by the Service Company), operations and maintenance expense, excluding depreciation and fuel costs, of a Transmission and Distribution Client Company, the denominator of which is total direct operations and maintenance expense, excluding depreciation and fuel costs, of all Transmission and Distribution Client Companies.

Kwh Generated Ratio                A ratio the numerator of which is the number
                                   of kilowatt hours generated by a Client
                                   Company, the denominator of which is the total number of kilowatt hours generated by all Client Companies using the service.

Kwh Output Ratio                   A ratio the numerator of which is the number
                                   of kilowatt hours purchased and generated by a Client Company, the denominator of which is the total number of kilowatt hours purchased and generated by all Client Companies using the service.

Merchant Cost Ratio                A ratio the numerator of which is the dollar
                                   amount of direct charges of the merchant function to a specific Client Company, the denominator of which is the total dollar amount of direct charges of the merchant function to all Client Companies using the service.

Vehicle $ Ratio                    A ratio the numerator of which is the dollar
                                   amount of vehicle charges in a specific
                                   Client Company, the denominator of which is the total amount of vehicle charges in all Client Companies using the services.

Blended Ratio                      A composite ratio which is comprised of an
                                   average of the Employee Ratio, the Labor $
                                   Ratio, and the Asset Cost Ratio, for all Client Companies using the service.

Asset Cost Ratio                   A ratio the numerator of which is the total
                                   cost of assets in a Client Company, the
                                   denominator of which is the total costs of assets for all Client Companies using the service. Assets are limited to plant, property and investments.

Number of Checks Issued Ratio      A ratio the numerator of which is the number
                                   of checks issued for a Client Company, the denominator of which is the total number of checks issued for all Client Companies using the service.

Number of Employees Paid Ratio     A ratio the numerator of which is the number
                                   of employees paid for a Client Company, the denominator of which is the total number of employees paid for all Client Companies using the service.

Asset System Cost Ratio            A ratio the numerator of which is the total
                                   cost of assets for a Client Company on the asset & project system, the denominator of which is the total cost of assets for all Client Companies using the service on the asset & project system.

Data Storage Ratio                           A ratio the numerator of which is
                                             the gigabytes of data storage space
                                             used for a particular system
                                             application, the denominator of
                                             which is the total gigabytes of
                                             data storage space used for all
                                             system applications. Costs are
                                             allocated to Orders or Cost Centers
                                             based on this ratio. That cost is
                                             then either included in the cost of
                                             other Service Company services or
                                             directly routed to the appropriate
                                             Client Company.

Number of Call Center Representatives        A ratio the numerator of which is
Ratio                                        the number of dedicated call center
                                             representatives for a Client
                                             Company, the denominator of which
                                             is the total number of dedicated
                                             call center representatives for all
                                             Client Companies using the service.

Number of Financial Analysts Ratio           A ratio the numerator of which is
                                             the number of dedicated financial
                                             analysts for a Client Company, the
                                             denominator of which is the total
                                             number of financial analysts for
                                             all Client Companies using the
                                             service.

              ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC.

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                (IN THOUSANDS)

          ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

                                                                          Allocation          Total
                                                                          of Indirect      Allocation
Company                                            Percent*                Interest        of Interest
Delmarva Power & Light Company                           53.6%               405                405
Atlantic City Electric Company                           35.0%               264                264
Delmarva Capital Investments                              0.1%                 1                  1
Conectiv Supply, Inc.                                       -                  -                  -
Petron Oil                                                  -                  -                  -
Atlantic Energy Enterprises, Inc.                         1.3%                10                 10
Delmarva Services Company                                 0.1%                 1                  1
Conectiv Services, Inc.                                   3.4%                26                 26
Power Consulting Group, Inc.                                -                  -                  -
Conectiv Plumbing LLC                                       -                  -                  -
Conectiv Solutions LLC                                    1.6%                12                 12
Conectiv Communications, Inc.                             4.8%                36                 36
Conectiv Holding Company, Inc.                              -                  -                  -
                                                   ----------         ----------         ----------

TOTAL                                                   100.0%              $755               $755
                                                   ==========         ==========         ==========

* Reflects average BLENDED rate for the year.

               ANNUAL REPORT OF: CONECTIV RESOURCE PARTNERS, INC


                               SIGNATURE CLAUSE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.









                                        Conectiv  Resource Partners, Inc.
                                        -------------------------------------
                                              (Name of Reporting Company)


                                        By:  James P. Lavin
                                        -------------------------------------
                                            (Signature of Signing Officer)


                                        James P. Lavin, Controller
                                        -------------------------------------
                                         (Printed Name and Title of Signing
                                                        Officer)






Date:  April 23, 1999